Exhibit 10.9

FORM OF GUARANTY

This Guaranty (“Guaranty”) is made as of this 31st day of January, 2005 by and among the undersigned domestic subsidiaries (each a “Guarantor” and any and all collectively, the “Guarantors”) of Oglebay Norton Company, an Ohio corporation (“Buyer”) in favor of Johnson Mining Inc., a Delaware corporation, The Cary Mining Company Inc., a Delaware corporation, and Michigan Minerals Associates, Inc., a Delaware corporation (each individually, a “Seller, and collectively, “Sellers”).

Background

A. On April 14, 2000, Oglebay Norton Company, a Delaware corporation (“ONCO”), Sellers, and Michigan Limestone Operations Limited Partnership (“MLO”) entered into an Interest Purchase Agreement (the “Original Purchase Agreement”) for the sale of all of the general and limited partnership interests in MLO, all of the membership interests in MLO-Ohio Ltd., an Ohio limited liability company (“MLO-Ohio”), and all of the membership interests of Michigan Equipment Leasing L.L.C., a Michigan limited liability company (“MEL”) and ONCO assigned its rights under the Original Purchase Agreement to Michigan Limestone Operations, Inc., a Michigan corporation formerly known as “Global Stone Port Inland, Inc.” (the “Company”).

B. Following the consummation of the transactions contemplated by the Original Purchase Agreement, MLO dissolved, and MLO-Ohio and MEL were merged with and into the Company. Accordingly, the Company became the owner of the business and assets formerly owned by MLO, MLO-Ohio, and MEL. On May 1, 2001, ONCO was merged into the Buyer, with the Buyer as the surviving corporation.

C. On February 23, 2004, Buyer and the Guarantors (collectively, the “Debtors”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware. In connection with the Chapter 11 Cases and the Debtors’ Second Amended Joint Plan of Reorganization, dated July 30, 2004 (as the same may be amended, modified or supplemented, the “Plan”), Buyer, Sellers and the Company wish to amend and modify the Contingent Payments provided for in the Original Purchase Agreement. Accordingly, on even date herewith, Buyer, Sellers and the Company have entered into that certain Amendment No. 1 to Interest Purchase Agreement (the “Amendment”). As used herein, the term “Plan” refers to a plan of reorganization incorporating the assumption and, to the extent necessary, assignment of the Original Purchase Agreement, as amended by the Amendment (as amended, the “Purchase Agreement”).

D. As a condition to modifying and amending the Contingent Payments under the Purchase Agreement and as adequate assurance of future performance of the Purchase Agreement, pursuant to section 365 of the Bankruptcy Code, 11 U.S.C. §§ 101–1330 (the “Bankruptcy Code”), Sellers have requested that the Guarantors enter into this Guaranty.

E. Capitalized terms used and not otherwise defined will have the meanings ascribed to such terms in the Purchase Agreement.

In consideration of the mutual covenants, representations, and agreements set forth in this Guaranty and intending to be bound, the parties agree as follows:

Agreement

1. Effective Date. This Guaranty shall become effective upon (a) the occurrence of the Effective Date (as such term is defined in the Plan) and (b) the assumption by Buyer and, to the extent necessary, assignment to the reorganized Buyer of the Purchase Agreement, pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan, as of the Effective Date.

2. Representations and Warranties. Each of the Guarantors represents and warrants that:

(a) It is a corporation, limited liability company, partnership, or other business organization duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is located.

(b) It has the power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty. The execution and delivery by it of this Guaranty and the performance of its obligations under this Guaranty have been duly authorized by proper company proceedings, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions contemplated by this Guaranty, nor compliance with the provisions of this Guaranty will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its subsidiaries, (ii) its articles or certificate of incorporation, articles or certificate of organization or operating or other management agreement or (iii) the provisions of any indenture, instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it, or any of its property or assets, is bound, or conflict with or constitute a default, or result in, or require, the creation or imposition of any lien in, of or on any of the property or assets of the Guarantor or any subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision of any governmental or public body or authority, which has not been obtained by it or any of its subsidiaries, is required to be obtained by it or any of its subsidiaries in connection with the execution and delivery of this Guaranty or the performance by it of its obligations under this Guaranty or the legality, validity, binding effect or enforceability of this Guaranty.

3. Guaranty. Each of the Guarantors unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due of all contingent payments due from the Buyer under the Purchase Agreement, as the Purchase Agreement may be amended after the date of this Guaranty (the “Guaranteed Obligations”), including without limitation, (i) the 2003 Payment, (ii) the Tonnage Payment, (iii) the Second Tonnage Payment, and (iv) the EBITDA Payment. Upon the failure by the Buyer to pay punctually any such amount, each of the Guarantors agrees that it will on demand pay such amount at the place and in the manner specified in the Purchase Agreement; provided, however, that Sellers are not entitled to recover any more than any amount they are due at the time; there shall be no double recovery for any Seller. Each of the Guarantors agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

4. Guaranty Unconditional. The obligations of each of the Guarantors is unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) Any extension, renewal, or settlement in respect to the Guaranteed Obligations or any part of the Guaranteed Obligations, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part of the Guaranteed Obligations or any agreement relating to the Guaranteed Obligations, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations.

(b) Any modification or amendment of or supplement to the Purchase Agreement.

(c) Any other guaranties with respect to the Guaranteed Obligations or any other obligation of any person or entity with respect to the Guaranteed Obligations; provided, however, that Sellers are not entitled to recover any more than any amount they are due at the time; there shall be no double recovery for any Seller.

(d) Any change in the corporate, partnership or other existence, structure or ownership of the Buyer or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Buyer or any other guarantor of any of the Guaranteed Obligations.

(e) The existence of any claim, setoff or other rights which the Guarantors may have at any time against the Buyer, any other guarantor of any of the Guaranteed Obligations, whether in connection with this Guaranty or in connection with any unrelated transactions, provided that nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim.

(f) The enforceability or validity of the Guaranteed Obligations or any part of the Guaranteed Obligations or the genuineness, enforceability or validity, or any other invalidity or unenforceability relating to or against the Buyer or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Purchase Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Buyer or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations.

(g) The failure of any other Guarantor to sign or become party to this Guaranty, or to any amendment, change, or reaffirmation of this Guaranty.

(h) Any other occurrence or circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of any other guarantor or surety or which might otherwise limit recourse against Guarantor.

5. Discharge; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations will remain in full force and effect until all Guaranteed Obligations have been paid in full. Notwithstanding the foregoing, any given Guarantor’s obligations will automatically terminate, and this Guaranty will be of no further force and effect as against such Guarantor, at such time as the Buyer determines to remove such Guarantor from its status as a domestic subsidiary of Buyer (whether as a result of the sale of the assets or stock of such Guarantor or otherwise) so long as no Event of Default has occurred and is continuing at such time. If at any time any payment of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Buyer or otherwise, each of the Guarantors’ obligations with respect to such payment will be reinstated as though such payment had been due but not made at such time.

6. Waivers. Without limiting the generality of the foregoing, the Guarantors unconditionally waive (a) any right of subrogation to the rights of the Sellers against the Buyer, (b) the Sellers’ acceptance of this Guaranty, (c) any set-offs or counterclaims against the Sellers which would otherwise impair the Sellers’ rights against the Guarantors, (d) any demand or notice of any action that the Sellers take regarding the Buyer or the Guaranteed Obligations, which any Guarantor might be entitled to by law or under any other agreement, and (e) any requirement of diligence on the part of anyone.

7. Subrogation. Each of the Guarantors agrees not to assert any right, claim, or cause of action, including a claim for subrogation, reimbursement, indemnification or otherwise, against the Buyer arising out of or by reason of the Guaranty or the Guaranteed Obligations.

8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Buyer under the Purchase Agreement is stayed upon the insolvency, bankruptcy or reorganization of Buyer, all such amounts otherwise subject to acceleration under the terms of the Purchase Agreement will nonetheless be payable by each of the Guarantors.

9. Subordination.

(a) Each of the Sellers and Buyer acknowledges that the Contingent Payment and the obligations in respect of the Guaranty and all other amounts from time to time to be paid to the Sellers hereunder or thereunder (including, without limitation, any premium, fees, interest and expenses that accrue or are payable (or that would accrue and be payable but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Buyer and/or its subsidiaries (whether or not such fees, interest or expenses are allowed or allowable as a claim in such case, proceeding or other action), the “Subordinated Debt”) are and shall continue to be unsecured and fully subordinated and junior in all respects to the obligations and indebtedness under the senior secured credit facility in the original principal amount of $320,000,000 that will be entered into by the reorganized Buyer and certain of its affiliates, the agents and lenders party thereto on the Effective Date (as such facility is amended, restated, waived, supplemented, extended, modified, increased, replaced or refinanced, with or without notice to Sellers, from time to time, the “Confirmation Facility”).

(b) Buyer shall not make, and shall not permit any of its subsidiaries to make, and Sellers shall not demand, accept or receive, any payment in respect of the Subordinated Debt if either immediately before such payment or immediately after giving effect to such payment, an “Event of Default” under and as defined in the Confirmation Facility shall exist.

(c) Unless and until all Confirmation Facility Debt (as defined below) has been Paid in Full (as defined below), the Sellers shall not join with any creditor in commencing any proceeding under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the collateral agent under the Confirmation Facility shall also join in bringing such proceeding; provided that, the foregoing shall not prohibit the Sellers from filing a proof of claim in any such proceeding not commenced by the Sellers.

(d) In the event of any insolvency proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Buyer or any of its subsidiaries or to their creditors, in their capacity as creditors of the Buyer or any of its subsidiaries, or to substantially all of their property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Buyer or any of its subsidiaries, whether or not involving insolvency or bankruptcy, then:

(i) the holders of the Confirmation Facility Debt shall first be Paid in Full before the Sellers would be entitled to receive any payment on account or in respect of the Subordinated Debt;

(ii) any payment or distribution of assets of the Buyer or any of its subsidiaries of any kind or character, whether in cash, property or securities to which the Sellers are entitled under the terms of the Purchase Agreement, but for the provisions of this Section 9, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the administrative agent under the Confirmation Facility to be applied to the Confirmation Facility Debt in accordance with the terms of the Confirmation Facility to the extent necessary to result in the Confirmation Facility Debt being Paid in Full;

(e) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Sellers in respect of the Subordinated Debt, at a time when the payment thereof by the Buyer or any of its subsidiaries is prohibited by the terms of this Section 9, the Sellers shall forthwith deliver the same to the administrative agent under the Confirmation Facility in precisely the form received (except for the endorsement or the assignment of or by the Sellers where necessary) for application to payment of all Confirmation Facility Debt in accordance with the terms of the Confirmation Facility until the Confirmation Facility Debt is Paid in Full, and, until so delivered, the same shall be held in trust by the Sellers as the property of the holders of the Confirmation Facility Debt.

(f) The Sellers agree that, in the event that all or any part of any payment made on account of the Confirmation Facility Debt is recovered from the holders of Confirmation Facility Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Sellers on account of the Subordinated Debt at any time after the date of the payment so recovered shall be deemed to have been received by the Sellers in trust as the property of the holders of the Confirmation Facility Debt and the Sellers shall forthwith deliver the same to the administrative agent under the Confirmation Facility to be applied to the Confirmation Facility Debt in accordance with the terms of the Confirmation Facility until the Confirmation Facility Debt is Paid in Full.

(g) The Sellers acknowledge and agree that the holders of the Confirmation Facility Debt have relied upon and shall continue to rely upon the subordination provided for herein in entering into the agreements relating to Confirmation Facility Debt and in extending credit to the Buyer or any of its subsidiaries pursuant thereto.

(h) Any assignment or other transfer by the Sellers or Buyer or any of it subsidiaries of their rights or obligations under this Agreement or the Guaranty shall be made expressly subject to this Section 9, and each assignment in contravention of this Section 9(h) shall be null and void.

(i) The subordination provisions contained herein are solely for the benefit of the holders of the Confirmation Facility Debt from time to time and, so long as the Confirmation Facility Debt has not been Paid in Full, this Section 9 may not be rescinded, cancelled, modified or amended in any way without the prior written consent thereto of the collateral agent and administrative agent under the Confirmation Facility. No other party, including any creditor or equity holder of the Debtors, is entitled to the benefit of the subordination provisions contained in this Section 9.

10. Notices. All notices that are required or permitted under this Guaranty must be in writing and will be sufficient if personally delivered or sent by registered or certified mail, return receipt requested, facsimile message (provided that a confirmation sheet is emitted from the machine making the transmission), or Federal Express, or other nationally recognized, overnight delivery service. Any notices will be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express, or other nationally recognized, overnight delivery service to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party given in accordance with the foregoing notice procedures:

If to Buyer:

Oglebay Norton Company

North Point Tower

15th Floor

1001 Lakeside Avenue

Cleveland, OH 44114-3300

FAX: 216-861-3300

Attention:  Chief Financial Officer

                  General Counsel

With required copies to:

If to Sellers, to Sellers’ Representative:

Jim Rhude

605 West 37th Street

Hibbing, Minnesota 55746

With a required copy to:

Dykema Gossett PLLC

1577 North Woodward Avenue, Suite 300

Bloomfield Hills, Michigan 48304-2820

FAX: 248-203-0763

Attention: Donald M. Crawford, Esq.

If to Guarantor:

Oglebay Norton Company

North Point Tower

15th Floor

1001 Lakeside Avenue

Cleveland, OH 44114-3300

FAX: 216-861-3300

Attention: Rochelle F. Walk, Esq.

11. No Waivers. No failure or delay by the Sellers in exercising any right, power or privilege under this Guaranty will operate as a waiver nor will any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty and the Purchase Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

12. No Duty to Advise. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Buyer and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantors assume and incur under this Guaranty, and agree that the Sellers do not have any duty to advise the Guarantors of information known to it regarding those circumstances or risks.

13. Successors and Assigns. This Guaranty is for the benefit of the Sellers and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Purchase Agreement to the extent applicable to the indebtedness so assigned, will be transferred with such indebtedness. This Guaranty will be binding upon the Guarantors and their successors and permitted assigns.

14. Changes in Writing. Other than in connection with the addition of additional domestic subsidiaries of the Company which become parties to this Guaranty by executing an addendum in the form attached as Exhibit A, neither this Guaranty nor any provision of this Guaranty may be changed, waived, discharged or terminated orally, but only in writing signed by the Guarantors with the consent of the Sellers.

15. GOVERNING LAW; WAIVER OF JURY TRIALS. THIS GUARANTY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. EACH OF THE GUARANTORS, AND THE SELLERS ACCEPTING THIS GUARANTY, IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY.

16. Taxes, etc. All payments required to be made by each Guarantor under this Guaranty will be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof; provided, however, that if any Guarantor is required by law to make such deduction or withholding, the Guarantor will forthwith (i) pay to the Sellers such additional amount as results in the net amount received by the Sellers equaling the full amount which would have been received by the Sellers, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Sellers, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

17. Setoff. Without limiting the rights of the Sellers under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of an Event of Default or otherwise, then the Guarantor authorizes the Sellers to apply any sums standing to the credit of the Guarantor with the Sellers toward the payment of the Guaranteed Obligations.

18. Costs and Expenses. The Guarantors, jointly and severally, shall pay or reimburse Sellers on demand for all out-of-pocket expenses (including in each case all reasonable fees and expenses of legal counsel) incurred by Sellers arising out of or in connection with any failure of any Guarantor to fully and timely perform any obligations under this Guaranty.

(SIGNATURE PAGE TO FOLLOW)

The parties hereto agree to be bound by this Guaranty, in accordance with its terms, as of the Effective Date of the Plan.

[GUARANTOR]

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

EXHIBIT A

Reference is made to the Guaranty (the “Guaranty”) made as of the              day of January, 2005, by and among the domestic subsidiaries of Oglebay Norton Company (“Buyer”) listed on the signature pages to the Guaranty (the “Initial Guarantors” and along with any additional domestic subsidiaries of the Company, which become parties to the Guaranty and together with the undersigned, the “Guarantors”) for the benefit of Johnson Mining Inc., The Cary Mining Company, Inc., and Michigan Minerals Associates, Inc. Capitalized terms used and not otherwise defined will have the meanings given to them in the Guaranty. By its execution below, the undersigned [insert name of new guarantor], a [corporation] [partnership] [limited liability company], agrees to become, and does become, a Guarantor under the Guaranty and agrees to be bound by the Guaranty as if originally a party. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date written above.

[Name of Guarantor] has executed and delivered this Exhibit A to the Guaranty as of the date stated above.

By:
Name:
Title: